Exhibit 10.6

January 15, 2011

Hemacare Corporation

Coral Blood Services, Inc.

15350 Sherman Way

Suite 350

Van Nuys, CA 91406

Dear Lisa Bacerra:

Wells Fargo Bank, National Association ("Bank"), has made certain credit accommodations available to Hemacare Corporation, a California corporation, and Coral Blood Services, Inc., a California corporation (collectively, “Borrowers” and each, a “Borrower”) pursuant to the Credit Agreement dated as of December 4, 2009 (the “Credit Agreement”). Except as otherwise defined herein, all capitalized terms herein shall have the meanings given in the Credit Agreement.

The following Events of Default exist under the Credit Agreement (the “Existing Events of Default”):

(i) Borrowers failed to maintain their Tangible Net Worth as required by Section 4.9(a) of the Credit Agreement for the fiscal quarter ended September 30, 2010. For the fiscal quarter ended September 30, 2010 their Tangible Net Worth was to be not less than $5,090,000, but instead was $4,846,000.

(ii) Borrowers failed to maintain their net income after taxes as required by Section 4.9(c) of the Credit Agreement for the rolling 2 quarter period ended September 30, 2010. For such period their net income after taxes was to be not less than $200,000, but instead was ($396,000).

(iii) Prior to September 30, 2010, Borrowers incurred indebtedness for borrowings in violation of Section 5.2 without the prior written consent of Bank. Borrower incurred indebtedness of $97,900.

As of the date of this letter, there are no outstanding advances under the Line of Credit, but there is an outstanding Letter of Credit in the amount of $660,150 (the “Prior Issued Letter of Credit”).

Borrowers have asked Bank to waive the Existing Events of Default and continue to make advances to Borrowers and issue Letters of Credit for the account of Borrowers under the Line of Credit until the scheduled maturity date thereof. Bank is willing to waive the Existing Events of Default and continue to extend credit to Borrowers under the Credit Agreement until the scheduled maturity date, subject to the following terms and conditions. Accordingly, this letter will confirm the following agreement between Bank and Borrowers:

Hemacare Corporation

Coral Blood Services, Inc.

January 15, 2011

1. Bank hereby waives the Existing Events of Default, subject to the terms and conditions herein. This waiver applies only to the Existing Events of Default for the prior periods indicated above.

2. Section 1.1(b) shall be deleted hereby and replaced by the following:

(b) Limitation on Borrowings. Outstanding borrowings under the Line of Credit, including outstanding advances and Letters of Credit, to a maximum of the principal amount set forth above, shall not at any time exceed the amount of cash collateral in a segregated, blocked deposit account maintained by Hemacare Corporation and Coral Blood Services, Inc., or either of them, with Bank, in which Bank has been granted a security interest of first priority to secure all present and future indebtedness of Borrower to Bank pursuant to such security agreement as Bank may require (the “Pledged Account”).”

3. Section 1.4 is hereby amended by adding the following at the end of the first paragraph thereunder:

“The foregoing collateral shall include, without limitation, the Pledged Account and all other deposit accounts of Borrower with Bank.”

4. Borrowers hereby acknowledge that as a result of the foregoing requirement for cash collateral, if Borrowers have not already done so, then concurrently with the execution and delivery of this letter by Borrowers to Bank, Borrowers will (a) execute and deliver to Bank such security agreement as Bank may require in connection therewith, and (b) open the Pledged Account and deposit funds therein in an amount sufficient to cover all outstanding borrowings under the Line of Credit (including without limitation the Prior Issued Letter of Credit). Borrowers hereby further acknowledge that they are jointly and severally liable for all such outstanding borrowings, including without limitation the Prior Issued Letter of Credit.

5. Section 4.3(d) is hereby modified to delete the part thereof that would require a monthly borrowing base certificate, an aged listing of accounts receivable and accounts payable and a reconciliation of accounts.

6. Section 4.9 is hereby deleted.

7. Concurrently with the execution and delivery by Borrowers to Bank of this letter, Borrowers shall pay to Bank a restructure fee of $4,000.

8. Borrowers acknowledge that Bank has not committed to extend the maturity date of the Line of Credit beyond its scheduled maturity date of December 1, 2011.

Hemacare Corporation

Coral Blood Services, Inc.

January 15, 2011

9. It is a condition precedent to the waiver granted hereunder and the effectiveness hereof that all of the following conditions be satisfied on or before December 15, 2010, or such later date as may be approved by Bank:

(a) Borrowers execute this letter or a copy hereof in the spaces indicated below and deliver same to Bank.

(b) Borrowers pay to Bank the restructure fee described above.

(c) Borrowers fund the Pledged Account to cover outstanding borrowings under the Line of Credit as described above.

10. Except as expressly provided herein, all terms and provisions of the Credit Agreement, the Line of Credit Note and the other Loan Documents shall continue in full force and effect, without waiver or modification. This letter shall be deemed one of the Loan Documents entered into in connection with the Credit Agreement.

11. This letter constitutes the entire agreement between Bank and Borrowers with respect to the waiver and other agreements herein; and supersedes all prior negotiations, discussions and correspondence concerning the subject matter hereof.

12. The agreements set forth herein are entered into for the sole protection and benefit of Bank and Borrowers, and their respective permitted successors and assigns, and no other person or entity shall be a third party beneficiary of the agreements herein.

Hemacare Corporation

Coral Blood Services, Inc.

January 15, 2011

Please arrange to have this letter or a copy hereof executed and returned to the Bank in accordance with the foregoing. This letter may be executed in counterparts, each of which shall be deemed an original, and all of which when taken together shall be deemed one agreement.

Sincerely,

WELLS FARGO BANK,
NATIONAL ASSOCIATION

By:	/s/ Seth Evenson
Seth Evenson, Relationship Manager

Acknowledged and agreed to by the undersigned Borrowers:

WELLS FARGO BANK,
HEMACARE CORPORATION		NATIONAL ASSOCIATION

By:	/s/ Peter van der Wal	By:	/s/ Seth Evenson
	Peter van der Wal, Chief Executive Officer		Seth Evenson, Relationship Manager

By:	/s/ Lisa Bacerra
Lisa Bacerra, Chief Financial Officer

CORAL BLOOD SERVICES, INC.

By:	/s/ Peter van der Wal
Peter van der Wal, Chief Executive Officer

By:	/s/ Lisa Bacerra
Lisa Bacerra, Chief Financial Officer